CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated February 25, 2014 on the financial statements and financial highlights of Guinness Atkinson Asia Focus Fund, Guinness Atkinson China & Hong Kong Fund, Guinness Atkinson Global Innovators Fund, Guinness Atkinson Global Energy Fund, Guinness Atkinson Alternative Energy Fund, Guinness Atkinson Asia Pacific Dividend Fund, Guinness Atkinson Renminbi Yuan & Bond Fund and Guinness Atkinson Inflation Managed Dividend Fund, each a series of Guinness Atkinson Funds.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 30, 2014